Form Of
Amended and Restated
Schedule A
to the
Fund Accounting Agreement
by and between
World Funds Trust
and
UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

REMS International Real Estate Value-Opportunity Fund
Strategic Latin America Fund
Strategic Global Long/Short Fund

In witness whereof, the undersigned have executed this Amended and Restated Schedule A to the Fund Accounting Agreement between World Funds Trust and UMB Fund Services, Inc., effective as of the 26th day of January 2016.

UMB FUND SERVICES, INC.	WORLD FUNDS TRUST

By:______________________________	By:______________________________

Title:_____________________________	Title:__President____________________